OPTEX SYSTEMS HOLDINGS INVESTMENT OVERVIEW Free Writing Prospectus dated October 16, 2015 Filed Pursuant to Rule 433 under the Securities Act of 1933 Registration Statement No. 333 - 204955

FORWARD LOOKING STATEMENT 2 This presentation includes forward - looking statements that are subject to many risks and uncertainties . These forward - looking statements, such as statements about Optex’s short - term and long - term growth strategies, can sometimes be identified by use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive,” and similar words . These statements involve many risks and uncertainties that may cause actual results to differ from what may be expressed or implied in these statements . These risks are discussed in Optex’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its preliminary prospectus relating to its initial public offering filed pursuant to Rule 424 (b) under the Securities Act of 1933 , with the Securities and Exchange Commission . Optex disclaims any obligation to update information contained in these forward - looking statements whether as a result of new information, future events, or otherwise .

FREE WRITING PROSPECTUS STATEMENT 3 This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our company . This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated October 15, 2015, (the “ Preliminary Prospectus”) included in Amendment No. 3 to the Registration statement on Form S - 1 (File No. 333 - 204955) relating to the public offering of common stock and warrants of Optex Systems Holdings, Inc. The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus updates and supplements the Preliminary Prospectus and should be read together with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on p. 10 of the Preliminary Prospectus . We have filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents, including the preliminary prospectus, which is part of the Amendment No. 3 to Registration Statement of Form S - 1, dated October 15, 2015, for free by visiting EDGAR on the SEC website at http://sec.gov. The preliminary prospectus, dated October 15, 2015, is available on the SEC website at http:// www.sec.gov/Archives/edgar/data/1397016/000161577415002954/s102018_s1a.htm. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Chardan Capital Markets, LLC , 17 State Street, New York, NY 10004, telephone 646 - 465 - 9001, email: prospectus@chardancm.com or Joseph Gunnar & Co, LLC, Prospectus Department, 30 Broad Street, 11th Fl , New York, NY 10004, telephone 212 - 440 - 9600 , email: prospectus@jgunnar.com

TRANSACTION SUMMARY 4 Issuer Optex Systems Holdings, Inc. Listing OTCQB: OPXSD Applied to list common stock and warrants on the NASDAQ Capital Market under the symbols “OPXS” and “OPXSW”, respectively Securities Offered 2,400,000 shares of common stock and warrants to purchase 2,400,000 shares of common stock Warrant Terms - Immediately exercisable - Exercise price: 125% of the offering price per share - Term: 5 years - Tradable on Nasdaq under the symbol “OPXSW” Use Of Proceeds Acquisitions, marketing and sales and general operating funds Joint Book - Runners Chardan Capital Markets, LLC and Joseph Gunnar & Co.

OPTEX OVERVIEW □ A 28 - year old, Texas - based company provides the most reliable optical sighting systems to the US Department of Defense, foreign governments, and commercial consumers of optical products □ 77 employees; 93,000 square foot facility □ Patents – 2 Issued, 3 Under Review by USPTO □ Defense supplier with product expansion into consumer and commercial sectors □ Technology patented products in new military programs in Chile, Brazil, Israel, Belgium and Canada □ Milestones underpinned by successful historical acquisitions - Successfully acquired Miller - Holzwarth’s a ssets in 2013 - Successfully acquired Applied Optics Center in 2014 - Signed $ 4.3 MM supply agreement with L3 Communications in 2014 - Signed $ 6 MM supply agreement with Nightforce Optics Inc. in 2015 5

BUSINESS DIVISIONS OVERVIEW ▪ Military Optical Sighting Systems ▪ Weapon Systems, Optical Subassemblies ▪ High Definition Imaging Systems ▪ Thermal and Night Vision Systems ▪ Video Display Systems ▪ Premier Thin Film Coatings ▪ Precision Optical Assembly Processes ▪ Stabilized Monoculars and Binoculars (Military & Commercial) OPTEX SYSTEMS HOLDINGS 6 Optex Systems Applied Optics Center (“AOC”)

COMPANY PRODUCTS

Business Lines	Product	Description	2015YTD Rev %*
Periscopes	- M Series - ICWS	Laser & Non-Laser Protected Acrylic & Glass Periscopes	35%
Sighting Systems	- CSS - MRS - Big Eye, etc.	- Digital Day and Night (DDAN) - Muzzle Reference Systems (MRS) - Ships Binoculars - Collimators, etc.	19%
AOC	- Optical cell - Eyepiece - Objective lens sets	Optically aligned metal and glass lens sets	12%
AOC	- Laser Interference Filters	Optical Coatings	25%
Other	- Components	Misc. Repair parts, Howitzer	9%

*As of 9/27/15

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SAMPLE PRODUCTS 8 DDAN / M36 Sights M17 Day/Thermal Periscope Red Tail – Digital Spotting Scope Back Up Sight Laser Protected Periscopes Howitzer Products Commercial Optical Assembly Naval Binoculars

OPTEX BUSINESS STRATEGY 9 Optex has established core competencies by proving its product reliability and product quality and by maintaining deep product and sector knowledge in an overall supply chain control environment ▪ Optical engineering ▪ Mechanical sighting systems ▪ Assembly Processes ▪ Commerical markets breakthrough ▪ Foreign military sales expansion ▪ Opportunistic commerical product development MARKETS Present New PRODUCTS Present New ▪ New periscope technology enhancement ▪ New night vision systems MARKET RETENTION PRODUCT DEVELOPMENT MARKET DEVELOPMENT DIVERSIFICATION

SELECT MAJOR CUSTOMERS 10 DEFENSE CUSTOMERS COMMERCIAL CUSTOMERS

BACKLOG & HISTORICAL QUARTERLY REVENUE 11 $5.0 MM $11.9 MM* 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0 16.0 2015FY Backlog Total Backlog ($ MM ) Backlog (as of 6/28/15) * $1.3M ACOGS Award Received in July not included in this number. This award comes with a 100% (another $1.3 MM) Option. 3.4 2.1 2.2 3.4 1.9 2.3 $2.8 $5.2 * 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0 2014 2015 ($MM) Revenue by Quarter 4Q 3Q 2Q 1Q $10.2 MM * including $300k requested early deliveries for government prime products scheduled beyond 2015FY and including estimated results for the 4th quarter of fiscal 2015 ended September 30th. The estimated results are preliminary and are subject to the completion of our normal quarter - end closing procedures. Our actual results may differ from these estimates. $13.0 MM ▪ Historically, the company’s growth and financial performance have been affected by the Department of Defense budget sequestration ▪ It is now situated at an inflection point in the defense industry as sequestration is predicted to bottom out in 2015 ▪ 2015FY sees the consolidation between AOC and Optex. Operating margin expected to improve going forward ▪ The demonstrated combined capacity of AOC and Optex is over $54 MM

Foreign 23.9% Commercial 2.0% Foreign 30.6% Commercial 0.5% SALES MIX SHIFTS – GROWING COMMERCIAL & FOREIGN MILITARY SALES ▪ Company has been able to diversify its sales channels over the past few years . Commercial and foreign military sales have been quickly catching up ▪ Commercial product’s bid gross margin is 25 - 50% , comparing with 20 - 25 % for military periscopes and sighting systems Commercial 7.6% Foreign 32.7% 12 (As of 2014FYE) (As of 1H 2015FYE) (As of 2013FYE) (2015FY) Foreign, 20.3% Commercial, 13.9%

MARKET SHARE & MAJOR PLAYERS - 75% (U.S.) - 20 - 30% (worldwide ) (German) U.S.: $8 - $10 MM Sighting Systems Markets - 5% ( U.S.) ; - 0.5 - 1% (worldwide) (UK) (Israel) (South Korea) (UK) (UK) U.S.: $100 MM Worldwide $40 - 50 MM Worldwide $500 MM - $1 B Periscopes & Vision Blocks Markets 13 (Belgium) (Norway)

MAJOR COMPETITION

Many of the largest competitors in the past are either bankrupt or behind their delivery schedule

Company	Business Description	Competition	Latest Status
Miller-Holzwarth Inc.	Once larger acrylic periscopes producer	Went in a bidding war and drove the price down from 2007 to 2013	▪ Bankrupt ▪ Optex purchased the assets at public auction in 2013 and began price recovery
SSI Technology	~$1 MM sales from military (est.)	Direct competitor on periscopes	Filed for Bankruptcy per Termination for Default Contract Modification
Seiler Instruments	▪ 3rd generation private company ▪ Producer of Sighting System parts on the Howitzer platform ▪ Estimated $30 MM Sales Overall with $5 MM sales from military (est.)	▪ Competed with Optex on the Howitzer platform ▪ Won the last Aiming Circle contract by pricing at 70% of Optex's quote ▪ Also won a non-laser filtered M17 contract in 2014 with a split win with Optex.	▪ Delinquent on First Articles Testing ("FAT") on the Aiming Circle contract, FOIA requested ▪ Delinquent on FAT on the M17 contract, FOIA requested

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ACQUISITION STRATEGY – APPLIED OPTICS CENTER (AOC) CASE STUDY $6 MM of proceeds expected to be used for acquisitions ▪ Time: 11/3/2014 ▪ Consideration: $1.01 MM ▪ Offer: 100% cash ▪ Valuation: - 0.19x LTM Revenue - 0.36x Net Assets ▪ Business Lines : precision optical assemblies; military thin film coating ▪ 27 full time employees ▪ $2.78 MM worth of net assets and $2.0 MM backlog at the time acquisition Optex was able to fully utilize its network enabling it to identify and make acquisitions at a bargain price during the ongoing consolidation trend in the defense sector ▪ AOC was Optex’s preferred supplier of laser coatings and laser coated filters in support of Optex’s periscope shipments ▪ Previously Optex has ordered $500K - $1.5 MM per year of products from AOC. AOC will continue to support L3/Insight production ▪ Optex is a market leader in the military - grade optical products industry that directly utilizes the manufactured components specific to the AOC product line ▪ The AOC business of L - 3 had a recent history of losses also due to sequestration ▪ As a result, L - 3 intended to exit the optical coating manufacturing business completely in that it no longer fit its business strategy Transaction Past Relationship Target: AOC Bargain Price Rationale 15

OPTEX MARGIN DRIVERS □ Acquisition Synergies ▪ Gross margin increases as Optex and AOC manufacturing capacity is currently under utilized ▪ Economy of scale - material costs from suppliers also trend lower □ Preferred Supplier Status ▪ Optex and AOC have multiple products where they are the only suppliers on record for the last 10 - 15 years □ Commercial Market Expansion □ Patented / IP Protected Products ▪ Premium pricing from Optex and AOC’s IP protected products - DDAN, M17 D/T, day windows, etc. 16

PRO FORMA CAPITAL STRUCTURE - PRE - OFFERING 17 1. After giving effect to 893 preferred shares that convert to common shares at the offering 2. Upon the offering, 1,102 preferred shares will remain outstanding, convertible into 2,655,878 shares. Preferred shareholders shall vote along with the common stock on an as converted basis, shall have one vote per share and have waived all ratchet rights and our obligation to pay future dividends. Holders of our preferred shares are subject to twelve - month lock - up agreements Shares Outstanding Pre - Offering Common Shares 1 919,589 Preferred Shares ( as converted) 2 2,655,878 Common Shares Outstanding Pre - Offering 1 3,575,467 Existing Warrants 41,266 Fully Diluted Pre - Offering 3,616,733

LEADERSHIP TEAM Bill Bates – General Manager – AOC Division 33 years in Optics and Military and Commercial Contracting. Previously with L - 3 Communications (LLL). Ron Stinedurf – Manufacturing Manager 36 years in Optical Fabrication and Manufacturing Kirk Benson – Quality Manager 35 years in Inspection, Quality Engineering and Management Al Gibson – Senior Thin Film Coating Engineer 34 years in Thin Film Coatings with a background in Aerospace Engineering Roy Lewis – Program Management and Contracts U.S. Army Colonel Retired, 13 years in Program Management and Business Development with a background in Industrial Engineering Danny Schoening – CEO 28 years in Engineering, Manufacturing, Optics, and Business Leadership; holds 3 US Patents. Previously with Honeywell International (HON) and Finisar Corporation (FNSR). Karen Hawkins – CFO 25 years in Defense and Transportation. Previously with General Dynamics (GD). Joe Aizpuru – Engineering Manager 28 years in Engineering/Optics. Holds 11 US Patents. Previously with Honeywell International (HON) and Finisar Corporation (FNSR). Mitch Smith – Materials Manager 32 years in Materials and Supply Chain Management. Previously with Honeywell International (HON) and Finisar Corporation (FNSR). Jeff Balch – Quality Manager 28 years in Optical Assembly and Optex Experience Angelina Kerr – Contracts and ITAR Compliance Manager 18 years in Project Management and Contracts Support 18

US GOVERNMENT MARKETS & M&A OUTLOOK U.S. Government Markets Improving □ U.S. Department of Defense budget is expected to grow in FY2016 - first increase since 2010 □ Procurement Drivers: - Geopolitics - Better buying power initiatives - Afghanistan drawdown - Sequestration constraints - Vehicle platform upgrades (AMPV) 0 10 20 30 40 50 60 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2009 2010 2011 2012 2013 2014 2015 U.S. A&D Historical M&A Activities □ The industry’s M&A activity is poised for a steady growth since DoD’s budget sequestration □ Analysis revealed a significant improvement in transaction activity in 2014 with a notable pickup in defense related transactions planned for 2015 Domestic Aerospace &Defense (A&D) M&A Activities Growing Source: Capial IQ, U.S. Department of State Budget Request 19 0 100 200 300 400 500 600 700 800 0 20 40 60 80 100 120 140 160 2009 2011 2013 2015Est. 2017Est. 2019Est. ($ Bn ) DoD Spending DoD Procurement

FOREIGN DEFENSE MARKETS OUTLOOK Foreign Military Sales funding for products built in the United States for select foreign militaries has held steady and strong due to the escalating geopolitical threats Growing International Markets 0 1 2 3 4 5 6 7 8 9 10 2009 2010 2011 2012 2013 2014 2015 Est. 2016 Est. $Billion Department of State Foreign Military Funding Africa East Asia and Pacific Others Europe and Eurasia Central & South America South and Central Asia Rest of Near East Israel Source: U.S. Department of State □ Optex has increased efforts to promote its proven military products as well as newly improved product solutions directly to foreign military representatives - M17 Day/Thermal Periscopes to South America □ Optex will continue pursuing international opportunities through direct sales and through existing customers - GDLS Canada - GDLS – Canada – CMI Defense - Israeli Namer Project - Israeli Merkava Project - Israeli M113 Upgrade - Brazil – BAE – M113 Upgrade - Chile – M113 Upgrade - Columbia – M113 Upgrade / Optical Sights 20

MARKET DEVELOPMENT - FOREIGN MILITARY ORDER EXPANSION

Foreign Order Expansion

Saudi Arabia



$8.3 MM Award Expected

- $2.5 MM from General Dynamics Land Systems Canada (DGLS-CA)
- $4.8 MM from CMI Defence

Australia



$4.0 MM
Award Expected in 2016

•Supplier of periscopes and commander's sighting system to Australian Land 400 Program through GDLS-CA

South America



$8.3 MM
Award Expected in 2016

•Chile: M17 Day/Thermals sold into Air Force

•Brazil: bid first 32 M17 Day/Thermals

•Colombia: 120 M113s in Fleet

Israel



$3.0-6.0 MM
Award Expected in 2016

•Government of Israel – Ministry of Defense
•Armored Personnel Carrier (APC): $3-5 MM – NAMER Program
•M113 APC Upgrades: $2.4 MM

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OPTICAL DESIGN TOOLS THIN FILM DESIGN TOOLS MECHANICAL DESIGN TOOLS VERTICAL INTEGRATION OF KEY EQUIPMENT & PROCESSES ▪ 2D/3D Capability ▪ Thermal / Strength Analysis ▪ Glass Properties ▪ Glass Shape ▪ Color / Distortion Control ▪ Wavelength notching ▪ Transmissivity Analysis ▪ Absorption Analysis ▪ Thin Films ▪ Anti - Reflective coatings ▪ Optical Assembly ▪ EMI Thin Films ▪ CNC Machining ▪ CARC Painting ▪ Optical/Mechanical Alignment ▪ Electronic Assembly ▪ Environmental Testing KEYS TO PRODUCT DEVELOPMENT 22

On 5/26/2015, Optex entered into an exclusive supply agreement with Nightforce Optics for supply of critical optical assemblies ▪ $3.0 MM in 2015 ▪ $3.9 MM in 2016 ▪ Extendable for an additional year MARKET DEVELOPMENT - NEW COMMERCIAL OPPORTUNITIES ▪ 4 assemblies in production now ▪ 18 new assemblies in roadmap ▪ 8 assemblies in quotation phase 23

▪ Released to Cabelas for the consumer market ▪ Released to the general service administration (GSA) schedule ▪ $800 - $1,000/unit final sales price DIVERSIFICATION - NEW COMMERCIAL OPPORTUNITIES Nighthawk (in Development) Commercial Digital Solution Optex offers a high - grade digital products for commercial use which are easier to use and equal in optical performance but with a lower price Stabilized Monocular Digital Spotting Scopes: Red Tail 24

INVESTMENT HIGHLIGHTS □ Operating Performance Potential - High asset utilization - New capacity creation □ Market Share Expansion - Create internal linkages through vertical integration and technology advancement - Capitalize on overseas market expansion □ Attractive Acquisition Outlook - Identify targets’ critical capabilities - Seek vertical integration - Bargain purchase price □ Attractive Timing - Increase in US DoD Spending - Participation in Foreign Spending - Launch of New Commercial Products 25